The Ensign Group Announces Acquisition of Doctors Express Franchise System
MISSION VIEJO, California, March 5, 2012 - The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services, hospice care, assisted living and urgent care companies, today announced that its urgent care joint venture, Immediate Clinic LLC, has acquired Doctors Express, a national urgent care franchise system. The asset acquisition was effective on Thursday, March 1, 2012.
"The combination of the Doctors Express franchise system with Immediate Clinic's company-owned walk-in clinics broadens our reach into the urgent care business,” said Christopher Christensen, Ensign's President and Chief Executive Officer. He noted that the arrangement would not only create operating synergies for the combined venture, but that “together, they provide Ensign with rapid access to a national network of urgent care facilities, without an enormous capital investment.”
Doctors Express will retain its name, identity and franchised operating model, and will be operated by an Immediate Clinic subsidiary.
“The Doctors Express team has done a great job growing the business, providing state-of-the-art urgent medical care, and finding and supporting outstanding franchisees across the country,” said Dr. John Shufeldt, Chief Executive Officer of Immediate Clinic. “We are excited to combine our experience, culture and cost structure with Doctors Express' talented urgent care professionals and franchisees, as we work to together establish a new benchmark for top-quality urgent care services,” he added.
Ensign established the Immediate Clinic business in early 2012, in order to add routine physician services to the sub-acute, skilled nursing, physical therapy, home health, hospice, assisted living and other services Ensign's various businesses provide. The Doctor's Express acquisition allows Ensign to further expand its footprint within the full continuum of care, while simultaneously diversifying its revenue sources.
Doctors Express and Immediate Clinic's state-of-the-art walk-in centers will offer daily access to health care for minor injuries and illnesses, including X-ray and lab services, all from convenient neighborhood locations; no appointment needed. Design and construction planning for several new Immediate Clinic centers is currently underway, and Immediate Clinic is also seeking opportunities to acquire existing urgent care operations across the United States. Doctors Express currently has 49 franchised urgent care centers in operation. An additional 85 franchises are under contract and expected to be operating by the end of 2012.
To date, Ensign has committed $4 million to its urgent care venture, and expects Immediate Clinic to open its first company-owned facilities within the second quarter of 2012. Mr. Christensen reiterated that he expects urgent care operations to be operationally dilutive to Ensign's earnings in 2012, and to become accretive to earnings in 2013.
About Ensign ™
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, urgent care and other rehabilitative and healthcare services at 104 facilities, three hospice companies, four home health businesses and two urgent care business in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa and Nebraska. More information about Ensign is available at http://www.ensigngroup.net.

About Doctors Express™
Doctors Express was founded in Baltimore in 2005 by an emergency room physician seeking a more efficient, affordable and personable system for urgent care patients. Doctors Express walk-in medical centers are sweeping across the country as America's first nationally branded urgent care centers. Currently, there are 49 Doctors Express centers up and running throughout the country. A total of 143 franchises have been awarded in 24 states and approximately 85 of those franchises are expected to be operating by the end of 2012. More information is available at www.DoctorsExpress.com.
Contact Information
Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or Suzanne Snapper, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net
SOURCE: The Ensign Group, Inc.